COMMERCIAL CAPITAL BANCORP, INC. SHAREHOLDERS APPROVE THE PLAN OF
MERGER AND ACQUISITION   BY WASHINGTON MUTUAL, INC.

IRVINE, Calif. – July 25, 2006 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that, at the special meeting of stockholders held today, the Company’s shareholders approved and adopted the Agreement and Plan of Merger dated as of April 23, 2006; pursuant to which Washington Mutual (“WaMu”) will acquire all of the outstanding shares of the Company. Of the 45,564,338 votes received in aggregate, which votes represent 75.72% of the Company’s total outstanding shares eligible, 97.97% were voted in favor of the acquisition and 1.97% were voted against the acquisition. The transaction is expected to close either late in the third quarter or early in the fourth quarter of 2006, pending regulatory approval, and satisfaction of other customary closing conditions.

The Company is a diversified financial services company with $5.7 billion of total assets, at March 31, 2006. The Company provides depository and lending products and services through Commercial Capital Bank, and provides 1031 exchange services under the TIMCOR Exchange Corporation, North American Exchange Company and Lawyers Asset Management brand names.

This press release includes forward-looking statements regarding the consummation of the proposed acquisition of the Company by WaMu. These statements involve certain risks and uncertainties with respect to the satisfaction of the conditions to the closing of the merger transaction and the timing of the closing if it occurs. Such risks and uncertainties include, but are not limited to the governmental approval of the merger, which may not be obtained or, if obtained, may include adverse regulatory conditions. Any forward looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:
Commercial Capital Bancorp, Inc.
Jeff L. Leonard, SVP Investor Relations
Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174